Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO REPORTS SECOND QUARTER 2005 RESULTS

Dallas, Texas, July 26, 2005 ... ENSCO International Incorporated (NYSE: ESV) reported net income of $70.0 million ($0.46 per diluted share) on revenues of $248.6 million for the quarter ended June 30, 2005, compared to net income of $17.5 million ($0.12 per diluted share) on revenues of $170.9 million for the quarter ended June 30, 2004.

Included in the quarter ended June 30, 2005 results is a $10.9 million ($0.07 per diluted share) after-tax gain from discontinued operations, comprised of $3.4 million ($0.02 per diluted share) of income related to the operation and sale of Venezuela barge drilling rigs and $7.5 million ($0.05 per diluted share) of income attributable to the operation and insurance settlement on ENSCO 64, the jackup rig that was declared a constructive total loss after sustaining damage by Hurricane Ivan last September. In addition, the Company elected to prepay $38.2 million of debt attributable to ENSCO 76 on June 15, 2005, and recognized other expense of $2.4 million ($1.6 million after tax, or $.01 per diluted share) associated with the prepayment.

Quarter ended June 30, 2005 income from continuing operations increased nearly fourfold from the prior year quarter, primarily due to higher day rates on the Company's Gulf of Mexico and North Sea jackup rigs, and increased utilization of the North Sea jackup fleet and the ENSCO 7500 deepwater semisubmersible rig. Income from continuing operations was $59.1 million ($0.39 per diluted share) for the quarter ended June 30, 2005, compared to $15.0 million ($0.10 per diluted share) for the quarter ended June 30, 2004.

ENSCO's net income was $111.8 million ($0.74 per diluted share) on revenues of $460.4 million for the six months ended June 30, 2005, compared to net income of $38.5 million ($0.26 per diluted share) on revenues of $349.0 million for the six months ended June 30, 2004. Income from continuing operations was $99.7 million ($0.66 per diluted share) for the six months ended June 30, 2005, compared to $34.8 million ($0.23 per diluted share) for the six months ended June 30, 2004.

The average day rate for ENSCO's operating jackup rig fleet for the quarter ended June 30, 2005, was $65,400 compared to $51,300 in the prior year quarter. Utilization of the Company's jackup fleet increased to 88% in the most recent quarter, up from 82% in the quarter ended June 30, 2004. Excluding rigs in a shipyard for contract preparation, regulatory inspection and enhancement, ENSCO's jackup utilization was 97% in the quarter ended June 30, 2005, compared to 87% in the prior year quarter.

Carl Thorne, Chairman and Chief Executive Officer of ENSCO, commented on the Company's outlook and markets: "We continue to see upward pressure on day rates, with all of our markets now in balance or undersupplied. Due to tight rig supply, our customers are addressing rig requirements for 2006 and beyond to ensure equipment availability.

"Two of our Gulf of Mexico jackup rigs (ENSCO 87 and ENSCO 89) are currently in shipyards for enhancement and life extension work, with redelivery scheduled for February 2006 and August 2005, respectively. A third rig (ENSCO 75) is undergoing spud can repair and is expected to return to service in August. ENSCO 86 remains to be addressed under our fleet enhancement program this year, with shipyard work expected to commence in September and continue until year-end.

"In Asia Pacific, ENSCO 67 remains in a shipyard for major enhancement with completion expected in late July. Two of our Middle East jackup rigs (ENSCO 94 and ENSCO 97) are currently in a shipyard undergoing preparatory work for contracts commencing in September. Three other jackup rigs in the region (ENSCO 88, ENSCO 95, and ENSCO 96) and one of our Southeast Asia jackups (ENSCO 56) will enter shipyards over the next several months to complete contractually required modifications prior to commencing work later this year or early in 2006.

"Construction of ENSCO 107 and ENSCO 108 continues, with delivery of these new high-specification jackup rigs scheduled for early 2006 and the first quarter of 2007, respectively. ENSCO 107 is committed for work in Vietnam commencing in May 2006 at a day rate in the range of $105,000 to $110,000.

"Our excellent second quarter results were achieved notwithstanding the aforementioned downtime associated with our fleet enhancement program and contract preparation activity, which impacted six jackups that were in shipyards part or all of the quarter. We expect continuing improvement in 2005 operating results with commencement of several term work commitments later this year and the visibility of continued day rate improvement. Additionally, with substantial completion of our rig enhancement program by early 2006 and delivery of ENSCO 107, we anticipate even stronger performance in 2006."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to trends in day rates or utilization, future rig utilization and contract commitments, the period of time and number of rigs that will be in a shipyard, and market trends, outlook, or conditions. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, including changes in rig supply and demand, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks, (v) risks associated with operating in foreign jurisdictions, (vi) renegotiation, nullification, or breach of contracts with customers or other parties, (vii) changes in the dates the Company's rigs undergoing shipyard work or enhancement will enter a shipyard or return to service, (viii) availability of transport vessels to relocate rigs, (ix) environmental or other liabilities that may arise in the future which are not covered by insurance or indemnity, (x) the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the oil and gas industry in general and the Company's operations in particular, (xi) political and economic uncertainty, and (xii) other risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained at no charge by contacting the Company's investor relations department at 214-397-3045 or by referring to the investor relations section of the Company's website at http://www.enscous.com.

All information in this press release is as of July 26, 2005. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc 214-397-3011

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ENSCO will conduct a conference call at 10:00 a.m. Central Daylight Time on Tuesday, July 26, 2005, to discuss its second quarter results. The call will be broadcast live over the Internet at www.enscous.com. Interested parties also may listen to the call by dialing 913.981.5543. We recommend that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available on ENSCO's web site www.enscous.com, or by phone for 24 hours after the call by dialing 719.457.0820 (access number 8548884).

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

OPERATING REVENUES	$248.6	$170.9	$460.4	$349.0

OPERATING EXPENSES
Contract drilling	111.0	102.1	219.2	204.9
Depreciation and amortization	38.7	34.1	76.0	67.7
General and administrative	6.2	7.4	12.4	13.1

	155.9	143.6	307.6	285.7

OPERATING INCOME	92.7	27.3	152.8	63.3

OTHER INCOME (EXPENSE)
Interest income	1.8	0.8	2.9	1.6
Interest expense, net	(8.0)	(9.7)	(15.8)	(19.7)
Other, net	(2.0)	1.0	1.8	0.9

	(8.2)	(7.9)	(11.1)	(17.2)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	84.5	19.4	141.7	46.1

PROVISION FOR INCOME TAXES	25.4	4.4	42.0	11.3

INCOME FROM CONTINUING OPERATIONS	59.1	15.0	99.7	34.8

GAIN FROM DISCONTINUED OPERATIONS	10.9	2.5	12.1	3.7

NET INCOME	$ 70.0	$ 17.5	$111.8	$ 38.5

EARNINGS PER SHARE - BASIC
Continuing operations	$ 0.39	$ 0.10	$ 0.66	$ 0.23
Discontinued operations	0.07	0.02	0.08	0.03

	$ 0.46	$ 0.12	$ 0.74	$ 0.26

EARNINGS PER SHARE - DILUTED
Continuing operations	$ 0.39	$ 0.10	$ 0.66	$ 0.23
Discontinued operations	0.07	0.02	0.08	0.03

	$ 0.46	$ 0.12	$ 0.74	$ 0.26

AVERAGE COMMON SHARES OUTSTANDING
Basic	151.3	150.8	151.1	150.7
Diluted	151.6	150.8	151.5	150.8

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	June 30,	December 31,
	2005	2004
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 296.9	$ 267.0
Accounts receivable, net	188.4	183.0
Prepaid expenses and other	42.8	43.7

Total current assets	528.1	493.7

PROPERTY AND EQUIPMENT, NET	2,505.1	2,431.3

GOODWILL	336.2	341.0

OTHER ASSETS	33.8	56.0

	$3,403.2	$3,322.0

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 221.3	$ 192.8
Current maturities of long-term debt	17.2	23.0

Total current liabilities	238.5	215.8

LONG-TERM DEBT	483.9	527.1

DEFERRED INCOME TAXES	355.6	375.3

OTHER LIABILITIES	17.0	21.9

STOCKHOLDERS' EQUITY	2,308.2	2,181.9

	$3,403.2	$3,322.0

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In millions) (Unaudited)

	Six Months Ended
	June 30,
	2005	2004

OPERATING ACTIVITIES
Net income	$ 111.8	$ 38.5
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	76.0	67.7
Changes in working capital and other	(18.3)	13.0

Net cash provided by operating activities of continuing operations	169.5	119.2

INVESTING ACTIVITIES
Additions to property and equipment	(223.6)	(179.7)
Net proceeds from disposal of discontinued operations	121.0	--
Other	0.8	(4.0)

Net cash used in investing activities of continuing operations	(101.8)	(183.7)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(49.7)	(11.5)
Cash dividends paid	(7.6)	(7.5)
Proceeds from exercise of stock options	21.3	4.8
Other	(2.6)	(0.1)

Net cash used in financing activities of continuing operations	(38.6)	(14.3)

Effect of exchange rate fluctuations on cash and cash equivalents	(1.0)	(0.9)
Net cash provided by discontinued operations	1.8	8.9

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	29.9	(70.8)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	267.0	354.0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 296.9	$ 283.2

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS

			First
	Second Quarter		Quarter
	2005	2004	2005

Contract drilling
Average day rates
Jackup rigs
North America	$ 60,820	$ 38,344	$ 53,690
Europe/Africa	75,667	62,131	64,501
Asia Pacific	65,737	61,862	64,645
South America/Caribbean	na	89,957	77,589

Total jackup rigs	65,434	51,344	59,963
Semisubmersible rig - North America	141,788	na	122,618
Barge rig - Asia Pacific	52,249	47,867	50,031
Platform rigs - North America	29,476	29,475	27,525

Total	$ 65,446	$ 50,697	$ 60,337

Utilization
Jackup rigs
North America	86%	86%	89%
Europe/Africa	96%	66%	87%
Asia Pacific	87%	87%	85%
South America/Caribbean	na	90%	100%

Total jackup rigs	88%	82%	87%
Semisubmersible rig - North America	92%	0%	69%
Barge rig - Asia Pacific	96%	100%	99%
Platform rigs - North America	66%	33%	65%

Total	87%	78%	85%